Exhibit (e)(2)

AMENDED AND RESTATED CONFIDENTIAL DISCLOSURE AGREEMENT FOR STRATEGIC MATTERS

This Amended and Restated Confidential Disclosure Agreement (“Agreement”) is entered into as of the latter of the parties’ signature dates below and effective as of May 5, 2016 (“Effective Date”) by Oracle Corporation (“Oracle”) located at 500 Oracle Parkway, Redwood City, California 94065 and the company designated below (“Company”). This Agreement amends and restates the Confidential Disclosure Agreement entered into as of May 5, 2016, by the Oracle and the Company.

Oracle and the Company are entering into discussions concerning a possible strategic transaction involving the Company and/or its shareholders (the “Transaction”). In connection with these discussions, the parties expect to make available to one another certain non-public, confidential and/or proprietary information, which may include information concerning their respective business prospects and plans, financial condition, technology, operations, assets and liabilities (collectively, the “Evaluation Material”). As a condition to each party furnishing the Evaluation Material to the other party and the directors, officers, employees, agents or advisors of such party or its subsidiaries or other affiliates (collectively, “Representatives”), each party agrees that the Evaluation Material furnished to it hereunder shall be treated in accordance with the terms of this Agreement.

1. Evaluation Material. “Evaluation Material” also includes notes, studies or other documents prepared by the receiving party or its Representatives to the extent that they contain the Evaluation Material furnished to such party hereunder. The term “Evaluation Material” does not include information that (a) is or becomes a matter of public knowledge or is generally available to the public through no fault of the receiving party in breach of this Agreement; (b) is or becomes available to the receiving party from a source other than the disclosing party or any of its Representatives, provided that such source was not known by the receiving party (or reasonably should have been known to the receiving party) to be bound by a duty of confidentiality with respect to such information; (c) is disclosed by the disclosing party to a third party without a duty of confidentiality; or (d) is independently developed by the receiving party without use of, or reference to, the Evaluation Material.

2. Non-Disclosure; Use. Each party agrees that, without the prior written consent of the other party, neither it nor its Representatives will disclose to any other person (other than to such party’s Representatives who agree, or are otherwise bound, not to disclose the following except as contemplated by this Agreement) any of the other party’s Evaluation Material, the fact that discussions between the parties are taking place concerning the Transaction, or any terms or other facts relating to the Transaction. Except as otherwise provided in Section 4, the Evaluation Material shall only be used by a party and its Representatives to evaluate, negotiate, facilitate or pursue a Transaction (the “Permitted Purpose”). The receiving party will not, and will cause its Representatives not to, disclose any Evaluation Material to any of its Representatives other than those Representatives who (a) need to know such information for the Permitted Purpose; (b) are informed by the receiving party of the confidential nature of the Evaluation Material; and (c) agree to be bound by the terms of this Agreement as if they were the receiving party under this Agreement (collectively, the “Permitted Disclosures”).

3. Personal Information. To the extent that its Evaluation Material includes human resources data and/or other information that identifies one or more individuals (“PI”), the disclosing party agrees to use commercially reasonable efforts to limit disclosure of Pl to information that (a) it reasonably believes is required by the receiving party for the Permitted Purpose; or (b) the receiving party has expressly requested. The disclosing party shall, as between the parties, be responsible for ensuring it has the legal right to disclose PI to the receiving party and to allow the receiving party to use Pl in connection with the Transaction in accordance with this Agreement.  The receiving party shall be responsible for the processing of PI for the Permitted Purposes, and agrees to limit the processing and sharing of PI to what is strictly necessary for the Permitted Purpose.  The receiving party shall make any Permitted Disclosures of PI regarding individuals within Europe or the United States to its Representatives within the European Union or the United States without first obtaining the written consent of the disclosing party. In the event that PI is being transmitted from Europe to the United States, the disclosing party and the receiving party agree to enter into a customary data processing addendum, which will incorporate the EU Controller-to-Controller Standard Contractual Clauses, for the purpose of further specifying the data protection rights and obligations of both parties and such addendum shall be completed within 20 business days from the date this Agreement is executed.  The receiving party agrees to promptly notify the disclosing party of any request received from individuals for access, rectification, erasure or blocking (to the extent individuals have the right to request access, rectification, erasure or blocking), and of any request received by the receiving party from a public authority, relating to any PI included in the Evaluation Material. The disclosing party shall be responsible for compliance with all such requests (as applicable to PI in its possession) so notified by the receiving party and the receiving party agrees to use any updated PI included within the Evaluation Material (and maintained by or for the receiving party) as provided by the disclosing party. The receiving party agrees to protect PI included within the Evaluation Material with commercially reasonable technical and organizational measures to protect such PI against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access.  The receiving party also agrees to notify the disclosing party of any actual improper acquisition or access of Pl by an unauthorized third party of which the receiving party becomes aware unless prohibited by law.

4. Residuals. Nothing in this Agreement shall be construed to limit the ability of either party or any of its Representatives to use “residuals” relating to the Evaluation Material of the other party. The term “residuals” shall mean information of any kind included in or relating to the Evaluation Material that is retained in the unaided memories of Representatives of either party who have had permitted access to the Evaluation Material, including ideas, know-how, or techniques contained therein, but not as a result of any deliberate effort to memorize the information. Without limitation of the foregoing, neither party shall have any obligation to limit or restrict the assignment of its employees or to pay royalties to the other party in connection with its use of such residuals so long as they do not otherwise infringe or violate the disclosing party’s Patents or copyrights. Nothing in this Agreement will be deemed to grant to either party a license to any patents including patents that issue from patent applications or invention disclosures contained in the Evaluation Materials (“Patents”), or copyrights, of the other party, whether expressly, implicitly or otherwise.

5. Independent Development. Nothing in this Agreement shall be construed to limit or preclude either party from developing, using, marketing, licensing, and/or selling any independently developed software, hardware, technology or other materials similar or related to the Evaluation Material.

6. Required Disclosure. Notwithstanding anything to the contrary contained in this Agreement, in the event that a party or its Representatives is required (by law, rule, regulation, deposition, interrogatory, request for documents, subpoena, civil demand or other process) to disclose any of the other party’s Evaluation Material or any of the other information referred to in section 2 hereof (irrespective of the reason for any such request or requirement), the party required to make such disclosure shall, to the extent reasonable and practicable, provide the other party with prior notice of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such order, remedy or waiver is not obtained, the party required to make the disclosure may disclose only that portion of the Evaluation Material or other information that such party, in the opinion of counsel, is required to disclose.

7. Return of Materials; Termination. Promptly upon written request from the other party, each party shall return or destroy (at the receiving party’s option) all copies of the Evaluation Material (including, without limitation, PI) in its or its Representatives’ possession, provided, that the receiving party shall only be required to use commercially reasonable efforts to return or destroy any Evaluation Material created pursuant to its or its Representatives’ standard electronic backup and archival procedures. Notwithstanding the foregoing, the receiving party and each of its Representatives may each retain one copy of the Evaluation Material to show compliance with this Agreement or to comply with applicable law, rule or regulation (or, in the case of a party’s advisors, professional standards). Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by its obligations of confidentiality. This Agreement and all rights and obligations hereunder shall terminate on the third anniversary of the date this Agreement is executed; provided, however, that (a) sections 3, 4, 5 and 7 through 12 and each party’s obligations with regard to any retained Evaluation Materials shall survive any termination of this Agreement.

8. Definitive Agreements. Unless and until a final definitive agreement regarding the Transaction has been executed by the parties, no agreement with respect to the Transaction shall be deemed to exist between the parties and neither party will be under any obligation whatsoever with respect to the Transaction by virtue of this Agreement or any oral expression except for the matters specifically agreed to herein. The term “definitive agreement” does not include a term sheet or any other preliminary written agreement. Each party reserves the right, in its sole discretion, to provide or not provide Evaluation Material under this Agreement, to reject any and all proposals and to terminate discussions and negotiations at any time.

9. Entire Agreement. This Agreement sets forth the entire agreement with respect to the Evaluation Material disclosed hereunder and supersedes all prior or contemporaneous agreements concerning such Evaluation Material, whether written or oral. All additions or modifications to this Agreement must be made in writing and must be signed by both parties.

10. Miscellaneous. Each party agrees to be responsible for any breach of this Agreement by any of its Representatives. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby. This Agreement may be executed in two or more counterparts (including by fax and .pdf).

11. Governing Law; Jurisdiction. All matters arising out of, or relating to, this Agreement shall be governed by the procedural and substantive laws of the State of California without regard to any conflicts of law principles. The parties irrevocably and unconditionally agree (a) that any action or proceeding relating to this Agreement shall be instituted exclusively in any state or federal court in San Francisco or Santa Clara County, California, (b) to submit to the exclusive jurisdiction of such courts, and (c) that venue is proper in such courts in any such action or proceeding.

12. No Representations. With respect to all information furnished to the receiving party or its Representatives in connection with this Agreement, (a) none of the disclosing party or its Representatives makes, and none of the receiving party or its Representatives is relying on, any representations or warranties, express or implied, as to the accuracy or completeness thereof or otherwise; and (b) the disclosing party and its

Representatives will not have any liability based upon such information and neither party shall make any claims based on such information or for any inaccuracies or omissions with respect to that information or the Transaction. Only those representations and warranties that may be made in a definitive written agreement with respect to the Transaction, when, as, and if executed, and subject to those limitations and restrictions as may be specified therein, will have any legal effect. If the parties determine to engage in the Transaction, such determination will be based solely on the terms of such written agreement and on such party’s own investigation, analysis, and assessment of the business to be involved in the Transaction.

ORACLE CORPORATION

By:	/s/ Douglas Kehring

Name:	Douglas Kehring

Title:	Authorized Signatory

Date:	7/20/2016

COMPANY: NetSuite Inc.

By:	/s/ Douglas P. Solomon

Name:	Douglas P. Solomon

Title:	Senior Vice President, General Counsel and Secretary

Date:	7/19/2016

Address:	2955 Campus Drive, Suite 100,
San Mateo, CA 94403-2511